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Exhibit 5.1

            , 2004

Board of Directors
Coldwater Creek Inc.
One Coldwater Creek Drive
Sandpoint, Idaho 83864

Ladies and Gentlemen:

        We are acting as special counsel to Coldwater Creek Inc., a Delaware corporation (the "Company"), in connection with its registration statement on Form S-3, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 3,120,000 shares of the Company's common stock, par value $0.01 per share, up to 2,000,000 of which shares (the "Company Shares") are to be sold by the Company, and up to 1,120,000 of which shares are to be sold by certain stockholders (the "Selling Stockholders") of the Company identified in the Registration Statement (the "Selling Stockholders' Shares"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

        For purposes of this opinion letter, we have examined copies of the following documents:

        1.     An executed copy of the Registration Statement.

        2.     The Amended and Restated Certificate of Incorporation of the Company, with amendments thereto, as certified by the Secretary of State of the State of Delaware on                         , 2004 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

        3.     The Amended and Restated Bylaws of the Company, with amendments thereto, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

        4.     The proposed form of Underwriting Agreement among the Company and the several Underwriters to be named therein, for whom Banc of America Securities LLC will act as representatives, filed as Exhibit 1.1 to the Registration Statement (the "Underwriting Agreement").

        5.     Resolutions of the Board of Directors of the Company adopted at a meeting held on December 2, 2003, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance and sale of the Company Shares and the sale of the Selling Stockholders' Shares and arrangements in connection therewith.

        6.     The stock records of the Company and certain resolutions of the Board of Directors adopted at a meeting held on                        , as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect relating to the issuance and sale by the Company of the Selling Stockholders' Shares.

        In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

        This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term "Delaware General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

        Based upon, subject to and limited by the foregoing, we are of the opinion that (A) following (i) execution and delivery by the Company of the Underwriting Agreement, (ii) effectiveness of the Registration Statement, (iii) issuance of the Company Shares pursuant to the terms of the Underwriting Agreement, and (iv) receipt by the Company of the consideration for the Company Shares specified in the resolutions of the Board of Directors and the Pricing Committee of the Board of Directors, the Company Shares will be validly issued, fully paid, and nonassessable; and (B) assuming that, at the time the Selling Stockholders' Shares were issued and sold by the Company, the Company received the consideration specified in the resolutions referred to in paragraph 6 above, the Selling Stockholders' Shares are validly issued, fully paid and nonassessable.

        This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                      Very truly yours,

                      HOGAN & HARTSON L.L.P.

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  Exhibit 5.1